As filed with the Securities and Exchange Commission on December 2, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Finance of America Companies Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-3474065
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

909 Lake Carolyn Parkway, Suite 1550

Irving, Texas 75039

(Address, including zip code, of registrant’s principal executive offices)

Finance of America Companies Inc. Employee Stock Purchase Plan

(Full title of the Plan)

Anthony W. Villani

Chief Legal Officer

Finance of America Companies Inc.

909 Lake Carolyn Parkway, Suite 1550

Irving, Texas 75039

(972) 999-1833

(Name and address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒`	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Class A Common Stock, par value $0.0001 per share	2,500,000	$4.37	$10,925,000	$1,012.75

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Class A Common Stock to be offered or issued in connection with any stock dividend, stock split, recapitalization, merger, consolidation, reorganization, or other similar transaction which results in an increase in the number of outstanding shares of Class A Common Stock.

(2)

Pursuant to Rule 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of the registration fee have been computed on the basis of the average of the high and low prices per share of the Company’s Class A Common Stock reported on the New York Stock Exchange on November 29, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) filed by Finance of America Companies Inc., a Delaware corporation (the “Company” or the “Registrant”), relates to 2,500,000 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) that may be acquired on the open market for their fair market value pursuant to the terms of the Finance of America Companies Inc. Employee Stock Purchase Plan (the “ESPP”) for the benefit of Company employees who voluntarily elect to participate in the ESPP.

No newly-issued shares of Class A Common Stock are being registered. Shares of Class A Common Stock may be purchased under the ESPP by a financial institution designated by the Company to act as broker for the ESPP using funds contributed by participants through payroll deductions, up to the lesser of 15% of the participant’s Base Earnings (as defined in the ESPP) or $50,000 per participant in any calendar year (unless otherwise determined by the Compensation Committee (the “Committee”) of the Company’s Board of Directors).

Participation in the ESPP is voluntary and will be open to any Company employee who satisfies the eligibility requirements under the ESPP, other than the Company’s “officers” (as defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). The Committee believes offering such employees a means to invest in the Company’s Class A Common Stock in a safe and prudent manner builds equity for their future and a personal stake in the success of the Company. Accordingly, to incentivize participation in the ESPP, the ESPP includes a matching component pursuant to which participating employees will be eligible to receive a grant of restricted stock units (“Match RSUs”) pursuant to and in accordance with the Finance of America Companies Inc. 2021 Omnibus Incentive Plan (the “Omnibus Incentive Plan”). The number of Match RSUs to be granted to participants with respect to each offering period will equal to 20% of the shares they purchase under the ESPP with respect to such offering period. The Omnibus Incentive Plan was previously approved by the Company’s stockholders, and shares issuable under the Omnibus Incentive Plan, including the Match RSUs, were previously registered on the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on June 17, 2021.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the ESPP covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant pursuant to the Securities Act and the Exchange Act, are hereby incorporated by reference in this Registration Statement:

(a)

The Registrant’s prospectus filed with the Commission on June 4, 2021 pursuant to Rule 424(b) of the Securities Act, relating to the Registrant’s Registration Statement on Form S-1 (File No. 333-256453), as such prospectus may be supplemented or amended;

(b)

The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on May  17, 2021, June 30, 2021, filed with the Commission on August  16, 2021, and September 30, 2021, filed with the Commission on November 12, 2021;

(c)	The Registrant’s Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the Commission on March 18, 2021, April 7, 2021, May 6, 2021 and May 17, 2021; and

(d)

The description of shares of Common Stock contained in the Registration Statement on Form  8-A filed on April 2, 2021, pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules), shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s certificate of incorporation and bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in its certificate of incorporation. Each indemnification agreement provides for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Registrant or, at the Registrant’s request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. The Registrant believes that these provisions and agreements are necessary to attract qualified directors.

The Registrant also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s certificate of incorporation and bylaws or otherwise as a matter of law.

The foregoing summaries are necessarily subject to the complete text of the statute, the Registrant’s certificate of incorporation and bylaws, as amended to date, and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Document

4.1	Amended and Restated Certificate of Incorporation of Finance of America Companies Inc. (incorporated by reference to Exhibit 3.2 filed with the Registrant’s Current Report on Form 8-K filed on April 7, 2021).

4.2	Amended and Restated Bylaws of Finance of America Companies Inc. (incorporated by reference to Exhibit 3.3 filed with the Registrant’s Current Report on Form 8-K filed on April 7, 2021).

4.3	Finance of America Companies Inc. Employee Stock Purchase Plan.

23.1	Consent of BDO USA, LLP for Finance of America Equity Capital LLC.

23.2	Consent of BDO USA, LLP for Replay Acquisition Corp.

24.1	Power of Attorney (included in the signature page to this Registration Statement).

Item 9.	Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 2nd day of December, 2021.

FINANCE OF AMERICA COMPANIES INC.

By:	/s/ Patricia L. Cook
Name:	Patricia L. Cook
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, whose signature appears below, hereby constitutes and appoints Brian L. Libman, Patricia L. Cook and Menes Chee, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated below on December 2, 2021.

/s/ Brian L. Libman	/s/ Patricia L. Cook
Brian L. Libman	Patricia L. Cook
Chairman of the Board of Directors	Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Johan Gericke	/s/ Tai A. Thornock
Johan Gericke	Tai A. Thornock
Executive Vice President, Chief Financial Officer	Chief Accounting Officer
(Principal Financial Officer)	(Principal Accounting Officer)

/s/ Menes Chee	/s/ Norma C. Corio
Menes Chee	Norma C. Corio
Director	Director

/s/ Robert W. Lord	/s/ Tyson A. Pratcher
Robert W. Lord	Tyson A. Pratcher
Director	Director

/s/ Lance N. West
Lance N. West
Director